Exhibit 4(b)

Loan Agreement

between

Louisiana Public Facilities Authority

and

Entergy Louisiana, LLC

Dated as of October 1, 2010

$115,000,000
Louisiana Public Facilities Authority
Revenue Bonds
(Entergy Louisiana, LLC Project)
Series 2010

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.1.	Definitions	3

SECTION 1.2.	Use of Words and Phrases	5

SECTION 1.3.	Nontaxability	5

ARTICLE II

REPRESENTATIONS

SECTION 2.1.	Representations and Warranties of the Issuer	6

SECTION 2.2.	Representations and Warranties of the Company	6

ARTICLE III

THE FACILITIES

SECTION 3.1.	Maintenance of Facilities Remodeling	8

SECTION 3.2.	Insurance	8

SECTION 3.3.	Condemnation; Eminent Domain	8

ARTICLE IV

ISSUANCE OF BONDS; DISPOSITION OF PROCEEDS OF BONDS

SECTION 4.1.	Issuance of the Series 2010 Bonds	9

SECTION 4.2.	Additional Bonds	9

SECTION 4.3.	Disposition of Bond Proceeds; Refunding Fund	9

SECTION 4.4.	Agreement to Redeem Prior Bonds	9

SECTION 4.5.	Compliance with Trust Indentures for Prior Bonds	10

ARTICLE V

THE LOAN; OTHER OBLIGATIONS; FIRST MORTGAGE BONDS

SECTION 5.1.	Loan	11

SECTION 5.2.	Loan Payments	11

SECTION 5.3.	Bond Fund	11

SECTION 5.4.	Payments to Issuer	11

SECTION 5.5.	Payments Assigned; Obligation Absolute	11

SECTION 5.6.	Payment of Expenses	12

SECTION 5.7.	Indemnification	12

SECTION 5.8.	Payment of Taxes; Discharge of Liens	12

SECTION 5.9.	Issuance, Delivery and Surrender of First Mortgage Bonds	13

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

SECTION 6.1.	Maintenance of Existence	15

SECTION 6.2.	Arbitrage Covenant	15

SECTION 6.3.	Bonds are Limited Obligations	15

SECTION 6.4.	Tax-Exempt Status of Bonds	16

SECTION 6.5.	State Bond Commission Reporting Requirements	17

SECTION 6.6.	Compliance with Law	17

SECTION 6.7.	No Warranty	17

ARTICLE VII

ASSIGNMENT, LEASING AND SELLING

SECTION 7.1.	Limitation	18

SECTION 7.2.	Issuer’s Rights of Assignment	18

SECTION 7.3.	Assignment by the Company	18

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1.	Events of Default	19

SECTION 8.2.	Force Majeure	19

SECTION 8.3.	Remedies on Default	19

SECTION 8.4.	No Remedy Exclusive	20

SECTION 8.5.	Agreement to Pay Attorneys’ Fees and Expenses	20

SECTION 8.6.	Waiver of Breach	20

ARTICLE IX

REDEMPTION OR PURCHASE OF BONDS

SECTION 9.1.	Redemption of Bonds	22

SECTION 9.2.	Purchase of Bonds	22

ARTICLE X

MISCELLANEOUS

SECTION 10.1.	Notices	23

SECTION 10.2.	Severability	23

SECTION 10.3.	Execution of Counterparts	23

SECTION 10.4.	Amounts Remaining in Bond Fund	24

SECTION 10.5.	Amendments, Changes and Modifications	24

SECTION 10.6.	Governing Law	24

SECTION 10.7.	Authorized Company Representatives	24

SECTION 10.8.	Term of the Agreement	24

SECTION 10.9.	No Personal Liability	24

SECTION 10.10.	Parties in Interest	24

Loan Agreement

This Loan Agreement dated as of October 1, 2010 (together with any amendments or supplements hereto, this “Agreement”) is by and between the Louisiana Public Facilities Authority (as more fully defined in Section 1.1 hereof, the “Issuer”), a public trust and public corporation organized and existing for the benefit of the State of Louisiana (the “State”), and Entergy Louisiana, LLC, a Texas limited liability company, duly qualified to do business in the State (together with any permitted successors or assigns under this Agreement, the “Company”).

W i t n e s s e t h :

WHEREAS, the Issuer, a public trust and public corporation of the State, created and existing pursuant to the provisions of Chapter 2-A of Title 9 of the Louisiana Revised Statutes of 1950, as amended, and all future acts supplemental thereto and amendatory thereof (the “Act”), is authorized pursuant to the Act to issue its revenue bonds for the purpose of providing funds for the furtherance and accomplishment of any authorized public function or purpose of the State and to issue obligations to accomplish the foregoing authorized public function or purpose of the State, including the provisions of gas, electric, petroleum, coal and other energy collection, recovery, generation, storage, transportation and distribution facilities and activities; and the provisions of antipollution and air, water, ground and subsurface pollution abatement and control facilities and activities; and

WHEREAS, the Company has requested that the Issuer issue $115,000,000 of its Revenue Bonds (Entergy Louisiana, LLC Project) Series 2010 (as more fully defined in Section 1.1 hereof, the “Series 2010 Bonds”) for the purpose of providing funds to refinance the Company’s obligations incurred to refinance certain pollution control facilities and sewerage and solid waste disposal facilities at Unit 3 (Nuclear) of the Waterford Steam Electric Generating Station of the Company; and

WHEREAS, the Issuer proposes hereby to lend the proceeds of the Series 2010 Bonds to the Company, and the Company desires to borrow the proceeds of the Series 2010 Bonds upon the terms and conditions set forth herein and use such proceeds to refinance the Company’s obligations with respect to (i) the outstanding Parish of St. Charles, State of Louisiana Pollution Control Revenue Refunding Bonds (Entergy Louisiana, Inc. Project) Series 1999-A issued in the original principal amount of $55,000,000 (the “Series 1999-A Bonds”), all of which are outstanding, and (ii) the outstanding Parish of St. Charles, State of Louisiana Pollution Control Revenue Refunding Bonds (Entergy Louisiana, Inc. Project) Series 1999-B issued in the original principal amount of $60,000,000 (the “Series 1999-B Bonds” and, together with the Series 1999-A Bonds, the “Prior Bonds”), all of which are outstanding; and

WHEREAS, the Company is the successor in interest to Entergy Louisiana, Inc., the obligor under the respective refunding agreements relating to the Prior Bonds; and

WHEREAS, the Issuer may authorize and issue Additional Bonds (as defined in Section 1.1 of this Agreement) pursuant to the Indenture and Section 4.2 of this Agreement; and

WHEREAS, in consideration of the issuance of the Bonds (as defined in Section 1.1 of this Agreement) by the Issuer, the Company will agree to make payments in an amount sufficient to pay the principal of, premium, if any, and interest on the Bonds pursuant to this Agreement, said Bonds to be paid solely from the Revenues (as defined in Section 1.1 of this Agreement), and said Bonds shall not constitute an indebtedness or pledge of the general credit of the Issuer or the State, within the meaning of any constitutional or statutory limitation of indebtedness or otherwise; and

WHEREAS, the execution and delivery of this Agreement under the Act have been in all respects duly and validly authorized by resolution duly adopted by the Issuer;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the Issuer and the Company agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall not impose a debt or pecuniary liability upon the State or any political subdivision thereof, or a charge upon the general credit or taxing powers of such bodies, but shall be payable solely out of the Revenues (as defined in Section 1.1 of this Agreement) and, to the extent provided in this Agreement, out of the proceeds of the sale of the Series 2010 Bonds and any temporary investment thereof as herein provided).

ARTICLE I

DEFINITIONS

SECTION 1.1.   Definitions.  In addition to the words and terms elsewhere defined in this Agreement or in the Indenture, the following words and terms as used in this Agreement shall have the following meanings unless the context or use indicates another or different meaning:

“Additional Bonds” shall mean Bonds in addition to the Series 2010 Bonds which are issued pursuant to the provisions of Section 2.11 of the Indenture.

“Administration Expenses” shall mean the reasonable and necessary expenses incurred by the Issuer with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture including the compensation and reimbursement of expenses and advances payable to the Trustee, any paying agent, any co-paying agent, and the registrar under the Indenture.

“Authorized Company Representative” shall mean any treasurer, assistant treasurer or vice president of the Company or the person or persons at the time designated to act on behalf of the Company by any one of said officers, such designation in each case, to be evidenced by a certificate furnished to the Issuer and the Trustee containing the specimen signature of such person or persons and signed on behalf of the Company by said officer.

“Bonds” shall mean the Series 2010 Bonds and any Additional Bonds issued by the Issuer pursuant to the Indenture.

“Bond Counsel” shall mean any firm of nationally recognized municipal bond counsel selected by the Company and acceptable to the Issuer and the Trustee.

“Bond Fund” shall mean the fund by that name created and established in Section 5.1 of the Indenture.

“Code” shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended.

“Company Mortgage” shall mean the Company’s Mortgage and Deed of Trust, dated as of April 1, 1944, made to The Bank of New York Mellon, as trustee (successor to Harris Trust Company of New York), as heretofore and hereafter amended and supplemented, including the Sixty-ninth Supplemental Indenture dated as of October 1, 2010, pursuant to which the series of First Mortgage Bonds relating to the Series 2010 Bonds will be issued.

“Company Mortgage Trustee” shall mean the trustee under the Company Mortgage.

“Costs of Issuance” means all fees, charges and expenses incurred in connection with the authorization, preparation, sale, issuance and delivery of the Bonds and the First Mortgage Bonds, including, without limitation, financial, legal and accounting fees, expenses and disbursements, rating agency fees, the Issuer’s expenses attributable to the issuance of the Bonds, the cost of printing, engraving and reproduction services and the initial or acceptance fee of the Trustee.

“Event of Default” shall mean any event of default specified in Section 8.1 hereof.

“Facilities” means the Company’s pollution control facilities and sewerage and solid waste disposal facilities at the Plant, financed in part with the proceeds of the Series 1984 Bonds.

“First Mortgage Bonds” shall mean one or more series of bonds issued and delivered under the Company Mortgage and held by the Trustee pursuant to Section 5.9 of this Agreement.

“Indenture” means the Trust Indenture dated as of October 1, 2010 between the Issuer and the Trustee securing the Bonds, and any amendments and supplements thereto.

“Issuer” means the Louisiana Public Facilities Authority, a public trust and public corporation of the State of Louisiana, created pursuant to the provisions of the Act and pursuant to its Indenture of Trust dated August 21, 1974, or any agency, board, body, commission, department or officer succeeding to the principal functions thereof or to whom the powers conferred upon the Issuer by said provisions shall be given by law.

“Loan Payments” means the payments to be made by the Company pursuant to Section 5.2 of this Agreement.

“outstanding”, when used with reference to the Bonds, shall mean, as of any particular date, all Bonds authenticated and delivered under the Indenture except:

(a) Bonds canceled at or prior to such date or delivered to or acquired by the Trustee prior to such date for cancellation;

(b) Bonds deemed to be paid in accordance with Article IX of the Indenture;

(c) Bonds in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture; and

(d) Bonds registered in the name of the Issuer.

“Plant” means Unit 3 (Nuclear) of the Waterford Steam Electric Generating Station, owned and operated by the Company, and located in the geographic limits of the Parish of St. Charles, State of Louisiana.

“Refunding Date” means October 5, 2010 with respect to the Series 1999-A Bonds and October 5, 2010 with respect to the Series 1999-B Bonds, or such later dates as may be established by the Company; provided, however, that the Refunding Date shall not be later than ninety (90) days following the date of delivery of the Series 2010 Bonds to the original purchaser or purchasers of the Series 2010 Bonds.

“Refunding Fund” means the fund by that name created and established in Section 6.1 of the Indenture.

“Regulations” means the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code, as such regulations may be amended or supplemented from time to time.

“Revenues” shall mean all moneys paid or payable by the Company to the Trustee for the account of the Issuer in respect of the principal of, premium, if any, and interest on the Bonds, including, without limitation, amounts paid or payable by the Company pursuant to Sections 5.2 and 9.1 of this Agreement as Loan Payments, amounts paid or payable by the Company in respect of the First Mortgage Bonds, and all receipts of the Trustee credited under the provisions of the Indenture against such payments.

“Series 1984 Bonds” means the $115,000,000 Parish of St. Charles, State of Louisiana Adjustable/Fixed Rate Pollution Control Revenue Bonds (Louisiana Power & Light Company Project) Series 1984.

“Series 2010 Bonds” means the $115,000,000 Louisiana Public Facilities Authority Revenue Bonds (Entergy Louisiana, LLC Project) Series 2010 issued pursuant to the Indenture.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture, and its successors as trustee.

SECTION 1.2.   Use of Words and Phrases.  “Herein”, “hereby”, “hereunder”, “hereof”, “hereinabove”, “hereinafter”, and other equivalent words and phrases refer to this Agreement and not solely to the particular portion thereof in which any such word is used.  The definitions set forth in Section 1.1 hereof include both singular and plural.  Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders.  Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.  Unless the context shall otherwise indicate, the words “Bond”, “owner”, “holder” and “person” shall include the plural, as well as the singular, number.

Unless the context shall otherwise indicate, “Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

SECTION 1.3.   Nontaxability.  It is intended by the parties hereto that this Agreement and all action taken hereunder be consistent with and pursuant to the resolution of the governing authority of the Issuer relating to the Bonds, and that the interest on the Bonds be excluded from the gross income of the recipients thereof for federal income tax purposes other than with respect to a person who is a “substantial user” of the Facilities or a “related person” of a “substantial user” within the meaning of the Code by reason of the provisions of the Code.  The Company will not use any of the funds provided by the Issuer hereunder in such a manner as to impair the exclusion of interest on any of the Bonds from the gross income of the recipient thereof for federal income tax purposes nor will it take any action that would impair such exclusion or fail to take any action if such failure would impair such exclusion.

ARTICLE II

REPRESENTATIONS

SECTION 2.1.   Representations and Warranties of the Issuer.  The Issuer makes the following representations and warranties as the basis for the undertakings on the part of the Company herein contained:

(a) The Issuer is a public trust and a public corporation of the State.

(b) The Issuer has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.  By proper action of the governing body of the Issuer, the Issuer has been duly authorized to execute and deliver this Agreement.

(c) The Issuer has not assigned, and will not, except as otherwise required by mandatory provisions of law, assign its interest in this Agreement other than to secure the Bonds.

SECTION 2.2.   Representations and Warranties of the Company.  The Company makes the following representations and warranties as the basis for the undertakings on the part of the Issuer herein contained:

(a) The Company is a Texas limited liability company in good standing in the State of Texas, is duly qualified and in good standing to do business in the State, is not in violation of any provision of its organizational documents, has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, including, without limitation, the power to issue and deliver the First Mortgage Bonds as contemplated herein and in the Company Mortgage, and has duly authorized the execution and delivery of this Agreement by proper limited liability company action.

(b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, including, without limitation, the issuance and delivery of the First Mortgage Bonds, conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company except any interests created herein, under the Indenture or under the Company Mortgage.

(c) The Federal Energy Regulatory Commission has approved all matters relating to the Company’s participation in the transactions contemplated by this Agreement and the Company Mortgage which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company’s participation therein, except such as may have been obtained or may be required under the securities laws of any state or in connection with the issuance of series of Additional Bonds.

ARTICLE III

THE FACILITIES

SECTION 3.1.   Maintenance of Facilities; Remodeling.  The Company shall, at its expense, cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in good repair, working order and condition, and from time to time to cause all needful and proper repairs, replacements, additions, betterments and improvements to be made thereto; provided, however, that the Company may exercise all of such rights, powers, elections and options to cause the discontinuance of the operation of, or reduce the capacity of, the Facilities, or any element or unit thereof, if, in the judgment of the Company, any such action is necessary or desirable in the conduct of the business of the Company, or if the Company is ordered so to do by any regulatory authority having jurisdiction in the premises, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale.

The Company may at its own expense cause the Facilities to be remodeled or cause substitutions, modifications and improvements to be made to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.

SECTION 3.2.   Insurance.  The Company shall, at its expense, cause the Facilities to be kept insured against fire to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies or, in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against such loss of companies similarly situated and operating like properties.  All proceeds of such insurance, or such other method or plan, shall be for the account of the Company.

SECTION 3.3.   Condemnation; Eminent Domain.  (a)  In the event that title to or the temporary use of the Facilities, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental or statutory authority, any proceeds from any award or awards in respect of the Facilities or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof; shall be paid for the account of the Company.

(b) The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of its own property other than the Facilities.

ARTICLE IV

ISSUANCE OF BONDS; DISPOSITION OF PROCEEDS OF BONDS

SECTION 4.1.   Issuance of the Series 2010 Bonds.  The Issuer shall issue the Series 2010 Bonds under and in accordance with the Indenture, subject to the provisions of any bond purchase agreement between the Issuer and the original purchaser or purchasers of the Series 2010 Bonds.  The Company hereby approves the issuance of the Series 2010 Bonds and all terms and conditions thereof.

SECTION 4.2.   Additional Bonds.  So long as the Company shall not be in default hereunder, and at the request of the Company, the Issuer may authorize and issue Additional Bonds in aggregate principal amounts specified from time to time by the Company in order to provide funds for the purpose of refunding the Series 2010 Bonds or any series of Additional Bonds, in whole or in part, or any combination thereof.  Any such issuance of Additional Bonds shall be in accordance with the Indenture, including Sections 2.7 and 2.11 thereof.

The right to issue Additional Bonds set forth in this Agreement and the Indenture shall not imply that the Issuer and the Company may not enter into, and the Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, another agreement or agreements with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of bonds to fund additional facilities at the Plant or refunding bonds to refund all or any principal amount of all or any series of Bonds, and the provisions of this Agreement and the Indenture governing the issuance of Additional Bonds shall not apply thereto.

SECTION 4.3.   Disposition of Bond Proceeds; Refunding Fund.  In consideration of the loan by the Issuer to the Company of the proceeds of the sale of the Series 2010 Bonds as provided in Section 5.1 hereof, the Company agrees that the proceeds of the Series 2010 Bonds shall be deposited with the Trustee in the Refunding Fund in accordance with the Indenture.  The Trustee, as authorized by the Issuer in the Indenture, shall transfer out of the Refunding Fund the proceeds of the Series 2010 Bonds on or before the Refunding Date as follows:  (a) $55,000,000 to The Bank of New York Mellon (successor to The Bank of New York), as trustee for the Series 1999-A Bonds, and (b) $60,000,000 to The Bank of New York Mellon (successor to Chase Bank of Texas, National Association), as trustee for the Series 1999-B Bonds, for disbursement and investment in accordance with the Trust Indenture (Series 1999-A) dated as of June 1, 1999 with respect to the Series 1999-A Bonds, and the Trust Indenture (Series 1999-B) dated as of June 1, 1999 with respect to the Series 1999-B Bonds, in order to redeem, together with moneys of the Company deposited therein, all of the outstanding Prior Bonds on the Refunding Date.  The proceeds from the sale of any Additional Bonds shall be applied simultaneously with the delivery of such Additional Bonds in the manner provided in the Indenture and in the supplemental indenture authorizing such Additional Bonds.

SECTION 4.4.   Agreement to Redeem Prior Bonds.  The Company agrees to pay to the trustees for the Prior Bonds, in funds available to the trustees for the Prior Bonds on or prior to the Refunding Date, for deposit into the bond fund created under the trust indentures for the Prior Bonds securing the Prior Bonds and in accordance with the terms of the trust indentures for the Prior Bonds, any amount necessary to pay $115,000,000 principal amount of the Prior Bonds, together with the premium, if any, and accrued interest due thereon on the Refunding Date, to the extent that the amount delivered by the Issuer pursuant to Section 4.3 hereof is insufficient for such purpose.  The Company shall pay out of its own money and not out of proceeds of the Bonds all reasonable Costs of Issuance with respect to the Bonds.

SECTION 4.5.   Compliance with Trust Indentures for Prior Bonds.  The Issuer shall, at the request of the Company, take all steps as may be necessary under the trust indentures for the Prior Bonds to effect the redemption of all of the outstanding Prior Bonds on the Refunding Date as provided in the trust indentures for the Prior Bonds and as contemplated herein.

ARTICLE V

THE LOAN; OTHER OBLIGATIONS; FIRST MORTGAGE BONDS

SECTION 5.1.   Loan.  The proceeds of the sale of the Series 2010 Bonds which are deposited into the Refunding Fund pursuant to the Indenture are hereby loaned by the Issuer to the Company in accordance with the provisions of this Agreement.  The Issuer hereby agrees to make additional loans to the Company from time to time from the proceeds of any Additional Bonds issued by the Issuer pursuant to the Indenture.

SECTION 5.2.   Loan Payments.  To repay the loan, the Company shall make or cause to be made Loan Payments in installments, so as to provide amounts for the timely payment of the principal of, premium, if any, and interest on the Bonds on the dates and in the amounts and in the manner provided in the Indenture for the Issuer to cause payment to be made to the Trustee of principal of, premium, if any, and interest on the Bonds, whether at maturity, upon redemption or acceleration, or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or premium, if any, or interest on the Bonds.

SECTION 5.3.   Bond Fund.  The Company shall pay the Loan Payments required of it under this Agreement by remitting or causing to be remitted the same directly to the Trustee for deposit in the Bond Fund established under the Indenture and administered by the Trustee as provided in the Indenture.

SECTION 5.4.   Payments to Issuer.  Out of funds provided by the Company, there shall be paid (i) all of the Issuer’s reasonable actual out-of-pocket expenses and costs of issuance in connection with the Bonds, and (ii) on the date of delivery of the Bonds, an issuance fee to the Issuer in the amount of 1/20th of 1% of the face amount of the Bonds.  The Company agrees to make administrative payments directly to the Issuer on June 1 of each year in an amount equal to 1/10th of 1% of the outstanding Bonds on January 1 of each year unless waived by the Issuer, if billed.  The administrative payments shall be used for the purpose of paying administrative and related costs of the Issuer, but shall not include Trustee fees or expenses incurred by the Issuer in enforcing the provisions of this Agreement.  The Issuer agrees that it will notify the Company in writing prior to March 15 of each year thereafter whether it shall waive such administrative payments for such year.  If these fees are not waived, such written notice shall advise the Company of the amount that is to be paid (not to exceed 1/10 of 1% per annum of the outstanding Bonds on January 1 of each year), the date on which payment is due, and where such payment is to be remitted.  In the event the Company should fail to pay such administrative expenses then due, the payment shall continue as an obligation of the Company until the amount shall have been fully paid, and the Company agrees to pay the same with interest thereon (to the extent legally enforceable) at a rate per annum equal to the interest rate in effect from time to time on the Bonds, until paid.

SECTION 5.5.   Payments Assigned; Obligation Absolute.  It is understood and agreed that all Loan Payments to be made by the Company are, by the Indenture, to be pledged by the Issuer to the Trustee, and that all rights and interest of the Issuer hereunder (except for the Issuer’s rights under Sections 5.4, 5.6, 5.7, 5.8 and 8.5 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder), and under the First Mortgage Bonds (including the right to receive the First Mortgage Bonds under this Agreement), are to be pledged and assigned to the Trustee.  The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach under this Agreement, the Indenture or otherwise by the Issuer or the Trustee or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee or any other party, and, further, that the Loan Payments and the other payments due hereunder shall continue to be payable at the times and in the amounts specified herein, whether or not the Facilities or the Plant, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities or the Plant shall be used or useful, and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or the Plant, or for any other reason.

SECTION 5.6.   Payment of Expenses.  The Company shall pay all of the Administration Expenses of the Issuer and the compensation and the reimbursement of expenses and advances of the Trustee, any paying agent, any co-paying agent, and the registrar under the Indenture, such payments to be made directly to such entities.

SECTION 5.7.   Indemnification.  The Company releases the Issuer and the Trustee from, agrees that the Issuer and the Trustee shall not be liable for, and agrees to indemnify and hold the Issuer and the Trustee free and harmless from, any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities, except in any case as a result of the bad faith of the Issuer or the negligence or bad faith of the Trustee.

The Company will indemnify and hold the Issuer and the Trustee free and harmless from any loss, claim, damage, tax, penalty, liability (including but not limited to liability for any patent infringement), disbursement, litigation expenses, attorneys’ fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Indenture, or any other cause whatsoever pertaining to the Facilities, except in any case as a result of the negligence or bad faith of the Trustee.

Under this Section 5.7, the Company shall also be deemed to release, indemnify and agree to hold harmless each employee, official or officer of the Issuer and the Trustee to the same extent as the Issuer and the Trustee.  The provisions of this Section shall survive the termination of this Agreement.

SECTION 5.8.   Payment of Taxes; Discharge of Liens.  The Company shall:  (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Issuer upon any amounts payable hereunder; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any amounts payable hereunder, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts; provided, that, if the Company shall first notify the Issuer and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items.  The Issuer shall cooperate fully with the Company in any such contest.

SECTION 5.9.   Issuance, Delivery and Surrender of First Mortgage Bonds.  (a) The obligation of the Company set forth in Section 5.2 hereof to make the Loan Payments required therein with respect to the Series 2010 Bonds shall be evidenced by a series of First Mortgage Bonds.  The Company shall issue and deliver to the Issuer First Mortgage Bonds as provided in subsection (b) of this Section 5.9.

(b) The obligations of the Company to make payments under Section 5.2 hereof in respect of the Series 2010 Bonds shall be evidenced by a series of First Mortgage Bonds with the excess of the principal amount of the First Mortgage Bonds over the principal amount of the Series 2010 Bonds to be applied to the payment of accrued interest on the Series 2010 Bonds.  Concurrently with the issuance and delivery by the Issuer of the Series 2010 Bonds, the Company shall issue and deliver to the Issuer a series of First Mortgage Bonds (i) maturing on the stated maturity date of the Series 2010 Bonds, (ii) in a principal amount equal to the sum of (A) the aggregate principal amount of the Series 2010 Bonds and (b) an amount equal to eight and one-half months interest on the Series 2010 Bonds, (iii) containing redemption provisions correlative to the redemption provisions of the Indenture relating to the Series 2010 Bonds requiring mandatory redemption thereof, (iv) requiring payments to be made to the Trustee for the account of the Issuer, and (v) bearing no interest.

(c) The obligation of the Company to make any payment of the principal of or premium, if any, or interest on the First Mortgage Bonds, whether at maturity, upon redemption or otherwise, shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or premium, if any, or interest on the Series 2010 Bonds, all in accordance with the provisions of the Company Mortgage.

(d) The Issuer shall not sell, assign or transfer the First Mortgage Bonds, except to the extent provided in Section 5.5 hereof.  In view of the pledge and assignment referred to in said Section 5.5, the Issuer agrees that (i) in satisfaction of the obligations of the Company set forth in paragraph (b) of this Section 5.9 with respect to the Series 2010 Bonds, the First Mortgage Bonds shall be issued and delivered to, registered in the name of, and held by the Trustee for the benefit of the owners and holders from time to time of the Series 2010 Bonds; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the First Mortgage Bonds except to a successor trustee under the Indenture, and shall surrender First Mortgage Bonds to the Company Mortgage Trustee in accordance with the provisions of subsection (e) of this Section; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each First Mortgage Bond and the issuance of stop-transfer instructions to the Company Mortgage Trustee or any other transfer agent under the Company Mortgage.  Any action taken by the Trustee in accordance with the provisions of Section 4.8 of the Indenture shall be binding upon the Company.

(e) At the time any Series 2010 Bonds cease to be outstanding (other than by reason of the payment or redemption of First Mortgage Bonds and other than by reason of the applicability of clause (c) in the definition of “Outstanding” herein), the Issuer shall cause the Trustee to surrender for cancellation to the Company Mortgage Trustee First Mortgage Bonds in an aggregate principal amount equal to the sum of (i) the aggregate principal amount of the Series 2010 Bonds which so cease to be outstanding and (ii) an amount equal to eight and one-half months interest on the amount of Series 2010 Bonds which so cease to be outstanding.

(f) For the purpose of determining whether or not any payment of the principal of or premium, if any, or interest on the First Mortgage Bonds shall have been made in full, any moneys paid by the Company in respect of the First Mortgage Bonds which shall have been withdrawn by the Trustee from the Bond Fund pursuant to Section 5.4 of the Indenture shall be deemed to have been paid by the Company to the Trustee pursuant to Section 5.2 hereof and not to have been paid by the Company in respect of the First Mortgage Bonds.

(g) The obligation of the Company set forth in Section 5.2 hereof to make Loan Payments therein with respect to any Additional Bonds may be evidenced by one or more series of First Mortgage Bonds on terms and conditions that will be set forth in either an amendment or supplement to this Agreement or a supplemental indenture to the Indenture.

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

SECTION 6.1.   Maintenance of Existence.  The Company shall maintain its organizational existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge with or into another entity; provided, however, that the Company may consolidate with or merge with or into, or sell or otherwise transfer all or substantially all of its assets (and thereafter dissolve) to, another entity, organized under the laws of the United States, one of the states thereof or the District of Columbia, if the surviving, resulting or transferee entity, as the case may be (if other than the Company), prior to or simultaneously with such consolidation, merger, sale or transfer, assumes, by delivery to the Trustee of an instrument in writing satisfactory in form and substance to the Trustee, all of the obligations of the Company hereunder and under the First Mortgage Bonds, and provided that both immediately prior to such dissolution, disposal, consolidation or merger and after giving effect thereto, no Event of Default under this Agreement (or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default under this Agreement) shall have occurred and be continuing.

If a consolidation, merger or sale or other transfer is made as permitted by this Section 6.1, the provisions of this Section 6.1 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.1.

SECTION 6.2.   Arbitrage Covenant.  The Issuer and the Company covenant that the proceeds of the sale of the Bonds, the earnings thereon, and any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) will not be used in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.  The Company further covenants that:  (a) all actions with respect to the Bonds required by Section 148(f) of the Code shall be taken; (b) it shall make the determinations required by paragraph (b) of Section 7.2 of the Indenture and promptly notify the Trustee of the same, together with supporting calculations; and (c) it shall within twenty-five (25) days after (i) the calendar date which corresponds to the final maturity of the respective series of Bonds and each anniversary thereof falling on or after the date of initial authentication and delivery thereof up to and including the final maturity of such series of the Bonds, unless the final payment, whether upon redemption in whole or at maturity, of such Bonds shall have occurred prior to such anniversary, and (ii) such final payment, file with the Trustee a statement signed by the chief financial officer of the Company (or person performing similar functions) to the effect that the Company is then in compliance with its covenants contained in clauses (a) and (b) of this sentence, together with supporting calculations; provided, however, that if the Company shall furnish an opinion of Bond Counsel to the Trustee to the effect that no further action by the Company is required for such compliance with respect to the Bonds, the Company shall not thereafter be required to deliver any such statements or calculations.

SECTION 6.3.   Bonds are Limited Obligations.  The Bonds shall be limited obligations of the Issuer, payable solely out of the Revenues.

THE BONDS ARE LIMITED AND SPECIAL OBLIGATIONS OF THE ISSUER AND DO NOT CONSTITUTE OR CREATE AN OBLIGATION, GENERAL OR SPECIAL, DEBT, LIABILITY OR MORAL OBLIGATION OF THE STATE OR ANY POLITICAL SUBDIVISION THEREOF WITHIN THE MEANING OF ANY CONSTITUTIONAL OR STATUTORY PROVISIONS WHATSOEVER AND NEITHER THE FAITH OR CREDIT NOR THE TAXING POWER OF THE STATE OR OF ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF, PREMIUM, IF ANY, OR THE INTEREST ON THE BONDS.  THE BONDS ARE NOT A GENERAL OBLIGATION OF THE ISSUER (WHICH HAS NO TAXING POWER AND RECEIVES NO FUNDS FROM ANY GOVERNMENTAL BODY) BUT ARE A LIMITED AND SPECIAL REVENUE OBLIGATION OF THE ISSUER PAYABLE SOLELY FROM THE REVENUES.

SECTION 6.4.   Tax-Exempt Status of Bonds.  The Issuer and the Company mutually covenant and agree that neither of them shall take or authorize or permit any action to be taken, and have not taken or authorized or permitted any action to be taken, which results in interest paid on the Bonds being included in gross income for purposes of federal income taxes.  Without limiting the generality of the foregoing, the Company further covenants, represents and agrees as follows:

(a) Substantially all of the net proceeds of the sale of the Series 1984 Bonds have been used to undertake the acquisition of air or water pollution control facilities or sewerage or solid waste disposal facilities within the meaning of Section 103(b)(4) of the Internal Revenue Code of 1954, as amended.  All of the proceeds of the Series 1984 Bonds and the Prior Bonds have been expended.

(b) The weighted average maturity of the Series 2010 Bonds does not exceed 120% of the reasonably expected economic life of the Facilities financed with the proceeds of the Series 1984 Bonds.

(c) The principal amount of the Series 2010 Bonds shall not exceed the outstanding principal amount of the Prior Bonds.

(d) The Series 2010 Bonds are not and will not be “federally guaranteed” (as defined in Section 149(b) of the Code).

(e) None of the proceeds of the Series 2010 Bonds will be used, and none of the proceeds of the Series 1984 Bonds or the Prior Bonds were used, to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(f) The information furnished by the Company and used by the Issuer in preparing its No-Arbitrage Certificate dated the issue date of the Series 2010 Bonds is accurate and complete as of the date of the issuance of the Series 2010 Bonds.

(g) None of the proceeds of the Series 2010 Bonds will be used to finance Costs of Issuance of the Series 2010 Bonds.

(h) The Company will take no action that would cause any funds constituting gross proceeds of the Series 2010 Bonds to be used in a manner as to constitute a prohibited payment under the applicable regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code and the applicable regulations thereunder.

The Company will not knowingly take any action, or knowingly omit to take any action, which action or omission will adversely affect the exclusion from gross income of the holders thereof for federal income tax purposes of interest on the Bonds (other than holders who are substantial users of the Facilities or related persons within the meaning of section 147(a) of the Code), and in the event of such action or omission (whether taken with knowledge or not) will promptly, upon receiving knowledge thereof, take all lawful actions, based on advice of Bond Counsel and at the Company’s expense, as may rescind or otherwise negate such action or omission.

The covenants and agreements contained in this Section 6.4 shall survive any termination of this Agreement.

SECTION 6.5.   State Bond Commission Reporting Requirements.  The Company covenants that it shall furnish to the Issuer and Bond Counsel such information necessary to satisfy the reporting requirements of La. R.S. 39:1405.4, as may be amended from time to time.  This information shall be delivered to the Issuer and Bond Counsel not less than five business days prior to the date such information is to be reported to the Louisiana State Bond Commission.

SECTION 6.6.   Compliance with Law.  The Company shall, throughout the term of this Agreement and at no expense to the Issuer, promptly comply or cause compliance with all laws, ordinances, orders, rules, regulations and requirements of duly constituted public authorities that are applicable to the Facilities or to the repair and alteration thereof, or to the use or manner of use of the Facilities and which, if there is noncompliance, would materially adversely affect or impair the obligations of the Company under this Agreement or the ability of the Company to discharge such obligations.  Notwithstanding the foregoing, the Company shall have the right to contest the legality of any such law, ordinance, order, rule, regulation or requirement as applied to the Facilities provided that in the opinion of counsel to the Company such contest shall not in any way materially adversely affect or impair the obligations of the Company under this Agreement or the ability of the Company to discharge such obligations.

SECTION 6.7.   No Warranty.  The Issuer makes no warranty, either express or implied, as to the Facilities, including, without limitation, title to the Facilities or the actual or designed capacity of the Facilities, as to the suitability or operation of the Facilities for the purposes specified in this Agreement, as to the condition of the Facilities or as to the suitability thereof for the Company’s purposes or needs or as to compliance of the Facilities with applicable laws and regulations or the ability of the Company to discharge the Bonds.  The Company covenants with the Issuer that it will make no claim against the Issuer for any deficiency which may at any time exist in the Facilities, nor will it assert against the Issuer any other claim for breach of warranty with respect to the Facilities.  The obligations of the Company under this Section shall survive any assignment or termination of this Agreement.

ARTICLE VII

ASSIGNMENT, LEASING AND SELLING

SECTION 7.1.   Limitation.  This Agreement shall not be assigned nor shall the Facilities be leased or sold, in whole or in part, except as provided in this Article VII or in Section 6.1 hereof or in the Indenture.

SECTION 7.2.   Issuer’s Rights of Assignment.  The Issuer may, only in accordance with the Indenture, assign its rights and interests under this Agreement as set forth in Section 5.5 hereof (including the First Mortgage Bonds) and pledge the moneys receivable hereunder to the Trustee as security for payment of the principal of and premium, if any, and interest on the Bonds and all amounts payable under the Indenture, the Bonds and this Agreement.  The Company hereby assents to such assignments and agrees that the Trustee may exercise and enforce in accordance with the Indenture any of the rights of the Issuer under this Agreement or the First Mortgage Bonds.  Any such assignment, however, shall be subject to all of the rights and privileges of the Company as provided in this Agreement.

SECTION 7.3.   Assignment by the Company.  The Company’s interest in this Agreement may be assigned in whole or in part, and the Facilities may be leased or sold as a whole or in part (whether a specific element or unit or an undivided interest), by the Company, subject, however, to the condition that no assignment, lease or sale (other than as described in Section 6.1 hereof) shall relieve the Company from primary liability for its obligations under Section 5.2 hereof to pay the Loan Payments, or for any other of its obligations hereunder or under the First Mortgage Bonds, other than those obligations relating to the operation, maintenance and insurance of the Facilities, which obligations (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged.

After any lease or sale of any element or unit of the Facilities, or any interest therein, such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.

The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1.   Events of Default.  Each of the following events shall constitute and is referred to in this Agreement as an “Event of Default”:

(a) a “Default” as such term is defined in Section 65 of the Company Mortgage;

(b) a failure by the Company to make when due any Loan Payments required to be made pursuant to Section 5.2 hereof, which failure shall have resulted in an “Event of Default” under Section 10.1(a) or (b) of the Indenture; or

(c) a failure by the Company to pay when due any other amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed, which failure shall continue for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Issuer and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued.

SECTION 8.2.   Force Majeure.  The provisions of Section 8.1 hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or other acts of any kind of the government of the United States or of the State of Louisiana, or any other sovereign entity or body politic, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornados; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage of, or accident to, machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Section 5.2 hereof to pay the Loan Payments and its obligations under Sections 5.8, 6.1, 6.4 and 9.1 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability.  The Company agrees, however, to use its best efforts to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course, is in the judgment of the Company, unfavorable to the Company.

SECTION 8.3.   Remedies on Default.  (a) Upon the occurrence and continuance of any Event of Default described in clause (a) of Section 8.1 hereof, the Trustee, as the holder of the First Mortgage Bonds, shall, subject to the provisions of the Indenture, have the rights provided in the Company Mortgage.

(b) Upon the occurrence and continuance of any Event of Default described in Section 8.1 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have become immediately due and payable pursuant to any provision of the Indenture, the Loan Payments required to be paid pursuant to Section 5.2 hereof shall, without further action, become and be immediately due and payable.

(c) Upon the occurrence and continuance of any Event of Default, the Issuer with the prior consent of the Trustee, or the Trustee, may take any action at law or in equity (including as a holder of the First Mortgage Bonds) to collect the payments then due and thereafter to become due hereunder, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(d) Any amounts collected pursuant to action taken under this Section shall be applied in accordance with the Indenture.

(e) In case any proceeding taken by the Issuer or the Trustee on account of any Event of Default shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Issuer or the Trustee, then and in every such case the Issuer and the Trustee shall be restored to their former positions and rights hereunder, respectively, and all rights, remedies and powers of the Issuer and the Trustee shall continue as though no such proceeding had been taken.

SECTION 8.4.   No Remedy Exclusive.  No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required in this Article.

SECTION 8.5.   Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein or in the First Mortgage Bonds, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee, as the case may be, the reasonable fees of such attorneys and such other expenses so incurred.

SECTION 8.6.   Waiver of Breach.  In the event that any agreement contained herein shall be breached by either the Company or the Issuer and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  In view of the assignment of the Issuer’s rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee.  Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences, and any waiver of any “Default” under the Company Mortgage and a rescission and annulment of its consequences, shall constitute a waiver of the corresponding Event of Default hereunder or a “Default” thereunder and a rescission and annulment of the consequences thereof.

ARTICLE IX

REDEMPTION OR PURCHASE OF BONDS

SECTION 9.1.   Redemption of Bonds.  The Issuer shall take the actions required by the Indenture to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds then outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then outstanding, upon receipt by the Issuer and the Trustee from the Company of a notice designating the principal amounts, series and maturities of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption, which shall not be less than forty-five (45) days from the date such notice is given (or such shorter period as may be agreed to by the Trustee), and the applicable redemption provision of the Indenture.  Unless otherwise stated therein or otherwise required by the Indenture, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article IX of the Indenture.  The Company shall furnish, as a prepayment of the Loan Payments, any moneys or Government Securities (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes.

SECTION 9.2.   Purchase of Bonds.  The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a notice directing the Trustee to apply such moneys to the purchase in the open market of Bonds in the principal amounts and of the series and maturities specified in such notice, and any Bonds so purchased shall thereupon be canceled by the Trustee.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.   Notices.  Except as otherwise provided in this Agreement, all notices, certificates or other communications shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, to the Issuer, the Company or the Trustee.  Copies of each notice, certificate or other communication given hereunder by or to the Company shall be mailed by registered or certified mail, postage prepaid, to the Trustee; provided, however, that the effectiveness of any such notice shall not be affected by the failure to send any such copies.  Notices, certificates or other communications shall be sent to the following addresses:

Company:	Entergy Louisiana, LLC 639 Loyola Avenue New Orleans, LA 70113 ATTN: Frank Williford Phone: 504-576-4684 Email: fwillif@entergy.com
Issuer:	Louisiana Public Facilities Authority 2237 South Acadian Thruway, Suite 650 Baton Rouge, LA 70808 ATTN: President and CEO Phone: 225-923-0020 Email: parks@lpfa.com
Trustee and Bond Registrar:
The Bank of New York Mellon Trust Company, N.A.
The Bank of New York Mellon Plaza
10161 Centurion Parkway
Jacksonville, FL  32256
ATTN:  Global Corporate Trust Division
Phone:  904-645-1943
Email:  cindy.moore@bnymellon.com

Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

SECTION 10.2.   Severability.  If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

SECTION 10.3.   Execution of Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 10.4.   Amounts Remaining in Bond Fund.  It is agreed by the parties hereto that after payment in full of (i) the Bonds (or the provision for payment thereof having been made in accordance with the provisions of the Indenture), (ii) the Administration Expenses of the Issuer, and (iii) all other amounts required to be paid under this Agreement and the Indenture, any amounts remaining in the Bond Fund shall belong to and be paid by the Trustee to the Company.

SECTION 10.5.   Amendments, Changes and Modifications.  Except as otherwise provided in this Agreement or the Indenture, subsequent to the initial issuance of Bonds and prior to payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), this Agreement may not be effectively amended, changed, modified, altered or terminated nor any provision waived without the written consent of the Trustee, which shall not be unreasonably withheld.

SECTION 10.6.   Governing Law.  This Agreement shall be governed exclusively by and construed in accordance with the applicable laws of the State of Louisiana.

SECTION 10.7.   Authorized Company Representatives.  An Authorized Company Representative shall act on behalf of the Company whenever the approval of the Company is required or the Company requests the Issuer to take some action, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

SECTION 10.8.   Term of the Agreement.  This Agreement shall be in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article IX of the Indenture and until all payments required under this Agreement shall have been made.

SECTION 10.9.   No Personal Liability.  No covenant or agreement contained in this Agreement shall be deemed to be the covenant or agreement of any official, officer, agent, or employee of the Issuer in his individual capacity, and no such person shall be subject to any personal liability or accountability by reason of the issuance thereof.

SECTION 10.10.   Parties in Interest.  This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, the Trustee and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that any monetary obligation of the Issuer created by or arising out of this Agreement shall be payable solely out of the Revenues and shall not constitute, and no breach of this Agreement by the Issuer shall impose, a pecuniary liability upon the Issuer or a charge upon the Issuer’s general credit.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date set forth above.

LOUISIANA PUBLIC FACILITIES AUTHORITY

By: /s/ Guy Campbell, III
   Chairman

ATTEST:

By: James W. Parks
        Assistant Secretary                                                                                                                     [SEAL]

WITNESSES:

/s/ Sharon A. Penning

/s/ Jacob S. Capraro

ENTERGY LOUISIANA, LLC

By: /s/ Frank Williford
       Assistant Treasurer

WITNESSES:

/s/ Leah W. Dawsey

/s/ Shannon K. Ryerson